CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Integrity Fund:

We consent to the use in this Registration Statement of Oppenheimer Core Bond Fund (the sole portfolio constituting the Oppenheimer Integrity Fund), of our report dated February 16, 2011, relating to the financial statements and financial highlights of Oppenheimer Core Bond Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

                                                KPMG LLP

Denver, Colorado

March 28, 2011